EXHIBIT 99.1
News Release Crown Cork & Seal Company, Inc. Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN CORK & SEAL REPORTS 2002 FOURTH QUARTER

AND YEAR END RESULTS

COMPREHENSIVE REFINANCING PLAN ANNOUNCED

Philadelphia, PA—January 29, 2003.    Crown Cork & Seal Company, Inc. (NYSE: CCK), announced today its results for the fourth quarter and year ended December 31, 2002, as well as a comprehensive refinancing plan.

For the fourth quarter of 2002, the Company reported a net loss of $1.71 per diluted share including charges for the net loss on the sales of Constar and other assets, an increase in the reserve for the Company’s asbestos litigation and for restructuring actions; offset by a tax credit for the recovery of taxes previously paid. In the same quarter last year, the Company reported a net loss of $7.30 per diluted share, including charges. Excluding the above charges, the Company had a net loss from continuing operations of $0.09 per diluted share in this year’s fourth quarter compared with a net loss from continuing operations of $0.35 per diluted share in the year ago period.

For the twelve months ended December 31, 2002, net income from continuing operations increased to $0.49 per diluted share compared to a loss from continuing operations of $0.74 per diluted share last year. In 2002 the Company reported a net loss of $8.38 per diluted share after charges for the impairment of goodwill recorded as a cumulative effect of a change in accounting, the net loss on the sales of Constar and other assets, an increase in the reserve for the Company’s asbestos litigation and for restructuring actions. The charges were partially offset by a gain on the early extinguishment of debt and tax credits recorded on the carryback of U.S. losses and for the recovery of European taxes previously paid. In 2001, the Company reported a net loss of $7.74 per diluted share, including charges.

Net sales in the fourth quarter were $1.5 billion and $6.8 billion in the twelve-month period, 7.3% and 5.5% respectively, below the prior year’s same period results. The decrease in net sales reflects divested operations whose net sales were $221 million in 2001 ($116 million in the fourth quarter of 2001), the pass-through of lower raw material costs and volume decreases in certain product lines. These factors were partially offset by the positive effects of $108 million ($67 million in the fourth quarter) in stronger foreign currencies as well as increased selling prices and improved volumes across certain product lines.

Gross profit (net sales less cost of products sold) as a percentage of net sales improved to 15.2% in the fourth quarter compared to 11.8% in the same period last year, and 17.7% for 2002 compared to 15.0% in 2001. The improvement was the result of price increases across many product lines, improved operating performance and continuing cost reduction efforts offsetting net overall volume decreases. Included in cost of products sold for the fourth quarter of 2002 was a provision of $13 million ($9 million after-tax) to provide for uncertainty regarding the ultimate collectibility of receivables from a European customer.

News Release Crown Cork & Seal Company, Inc. Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Operating income in the fourth quarter improved to $57 million, or 3.7% of net sales, compared with operating income of $9 million, or 0.5% of net sales in last year’s fourth quarter. After excluding goodwill amortization from 2001 and pension expense/income from both 2002 and 2001, fourth quarter operating income was $60 million or 3.9% of net sales. This was an improvement of $34 million or 130.8% over last year’s operating income of $26 million, which was 1.6% of net sales.

For the twelve-month period, operating income increased to $481 million or 7.1% of net sales, an improvement of 52.7% over the $315 million, or 4.4% of net sales, reported in 2001. Excluding the impact of goodwill amortization in 2001 and pension expense/income from both 2002 and 2001, operating income in 2002 increased to $508 million, or 7.5% of net sales. This was an improvement of $126 million, or 33.0%, over last year’s operating income of $382 million which was 5.3% of net sales.

Net interest expense in the fourth quarter was $75 million, which reflected a $25 million decrease from the same period in 2001. In the twelve-month period, net interest expense was $331 million, down $106 million from 2001. The decreases in interest expense reflect lower average debt outstanding and lower average borrowing rates.

In 2002, cash flow from operations (after asbestos-related payments and cash pension contributions) increased to approximately $415 million from $310 million in 2001. Free cash flow (cash flow from operations less capital expenditures) improved to approximately $300 million from $142 million in 2001. The growth in free cash flow was primarily the result of operating income improvements, working capital reductions and lower capital expenditures. Capital expenditures totaled $115 million in 2002 compared to $168 million in 2001.

The Company sponsors various pension plans worldwide, with the largest funded plans in the UK, U.S. and Canada. In 2002, the Company contributed $144 million ($118 million in 2001) to these plans and currently anticipates its 2003 funding to be approximately $125 million. The Company has adjusted several of its assumptions for 2003 and, among other changes, has lowered its discount rate assumptions to between 6.75% and 7.00% and also lowered its long-term rate of return assumptions to between 8.50% and 9.00%. Assumption changes along with lower fund performance in recent years will result in an increase in 2003 pension expense to approximately $100 million from $27 million in 2002.

News Release Crown Cork & Seal Company, Inc. Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Debt and cash amounts were:

	December 31, 2002	September 30, 2002	December 31, 2001
Total debt	$4,054	$4,585	$5,320
Cash	363	246	456

Net debt	$3,691	$4,339	$4,864

Receivables securitization	$100	$195	$110

Commenting on the results, John W. Conway, Chairman and Chief Executive Officer stated, “2002 was marked by a more rational pricing environment. Consistent with our goals announced at the beginning of last year, in 2002 Crown Cork & Seal achieved increased productivity, effective cost containment, a substantial improvement in working capital and a stronger balance sheet through debt reduction. Our very substantial international businesses performed well and, we are also very pleased that during the year, our new, innovative products such as the award-winning Eole III® easy-open end and SuperEnd® continued to gain acceptance as technological improvements for our customers’ rigid packaging and marketing needs.”

Fourth Quarter Charges/Credits

As previously announced, the Company completed the sale of 89.5% of its interest in Constar International during the fourth quarter. The Company recorded a net loss of $213 million on the sale. Net proceeds from the sale were used to pay down existing indebtedness and in accordance with the terms of the Company’s existing credit facility, proceeds from the sale were used to reduce the availability under such facility to $2,266 million from $2,500 million.

In the fourth quarter, the Company recorded a net charge of $30 million to increase its asbestos reserve. Based upon various factors, the Company estimates that its asbestos liability for pending and future asbestos claims will range between $263 million and $502 million. The reported range at December 31, 2001, was $347 million to $580 million. After the charge of $30 million, the Company’s reserve at December 31, 2002, was $263 million compared to $347 million at December 31, 2001. During 2002, the Company settled 43,000 cases for approximately $77 million compared to 31,000 cases settled in 2001 for approximately $66 million. Cases filed against the Company were 36,000 in 2002 and 53,000 in 2001. Asbestos-related payments totaled $114 million in 2002, including $75 million under settlement agreements compared to 2001 payments of $118 million, which included $66 million under existing settlement agreements. The Company currently expects that 2003 asbestos-related payments will total $70 million, including $41 million from existing settlement agreements.

During the fourth quarter, the Company recorded a charge of $23 million ($20 million, net of tax) primarily to reflect the decision to close a European food can plant and to rite-down the value of PET preform assets in Asia.

During the fourth quarter, the Company recorded a tax credit of $8 million for the recovery of European taxes paid in prior years.

News Release Crown Cork & Seal Company, Inc. Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

As previously announced, effective January 1, 2002, the Company adopted “SFAS 142”, the accounting pronouncement which requires that goodwill and certain other long-lived intangible assets no longer be amortized but be assessed for impairment, at least annually. Amortization of goodwill amounted to $28 million ($0.22 per diluted share) in the fourth quarter of 2001 and $113 million ($0.90 per diluted share) for the twelve months ended December 31, 2001.

The following table can be used to reconcile earnings per share as reported with earnings per share on a continuing operations basis:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Per diluted share)	2002	2001	2002	2001
Net loss as reported	$(1.71)	$(7.30)	$(8.38)	$(7.74)
Cumulative effect of change in accounting			7.05	(0.03)
Loss / (gain) on sales of assets and IPO related expenses	1.38	(0.01)	1.81	(0.02)
Provision for asbestos	0.19	0.41	0.21	0.41
Provision for restructuring and asset impairments	0.08	2.06	0.10	2.10
Devaluation of South American currencies	0.02		0.11
Gain on early extinguishment of debt			(0.19)
Tax carrybacks and recoveries	(0.05)		(0.22)
Tax benefit and asset adjustments		4.21		4.21
Year 2001 working capital initiative		0.28		0.33

Net (loss) / income from continuing operations	$(0.09)	$(0.35)	$0.49	$(0.74)

Review by Division

Americas Division operating income in the fourth quarter increased to 4.5% of net sales from a loss of 1.2% to net sales in last year’s fourth quarter. Excluding the impact of goodwill amortization from the prior year and pension expense from both the 2002 and 2001 fourth quarters, operating income rose to 6.6% of net sales compared to 0.6% in the fourth quarter of 2001. For the twelve months ended December 31, 2002, operating income increased to 8.6% of net sales compared to 4.6% in 2001.

European Division operating income in the fourth quarter increased to 5.3% of net sales from 4.1% in last year’s same quarter. Excluding the impact of goodwill amortization from the prior year and pension income from both the 2002 and 2001 fourth quarters, operating income was 3.7% of net sales in the quarter compared to 4.4% in the prior year period. For 2002, operating income increased to 8.7% of net sales from 8.5% for 2001. The decrease in the fourth quarter of 2002 was due to the above-mentioned provision for bad debts.

In the Asia-Pacific Division, fourth quarter operating income was 9.8% of net sales compared to 10.0% in the fourth quarter last year. Operating income for 2002 increased to 11.2% of net sales compared to 8.4% for 2001.

News Release Crown Cork & Seal Company, Inc. Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Comprehensive Refinancing Plan

The Company also announced today the details of a comprehensive refinancing plan. The plan consists of a $550 million first lien revolving credit facility, a $500 million first lien term loan B facility, the issuance of $1.75 billion in senior secured second and third lien notes and the receipt of gross proceeds from the issuance of convertible notes and debt for equity exchanges in an aggregate of $325 million. The plan would result in substantially all of the Company’s debt having stated maturities in 2006 and beyond. The plan, which is currently under discussion with financing sources and rating agencies, includes a commitment by Citicorp North America, Inc. and Deutsche Bank Trust Company Americas to provide the $550 million first lien revolving credit facility.

The refinancing plan is currently contemplated to be completed by the end of the first quarter. The proceeds will be used to refinance the Company’s existing revolving credit facility which has a maturity date of December 8, 2003, and approximately $900 million of the Company’s senior notes, including all of the notes scheduled to mature in 2003 and approximately $300 million of the notes due in 2004 and 2005 as well as to pay fees and expenses associated with the refinancing.

The senior secured notes and the convertible notes are expected to be issued in a private placement and resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933. The commitments of Citicorp North America, Inc. and Deutsche Bank Trust Company Americas are subject to certain conditions, including the completion of the other components of the financing. The final terms of the senior secured notes, the convertible notes and other aspects of the refinancing plan are still being developed and may vary significantly in light of market and other conditions existing at the time the refinancing plan is finalized.

The senior secured notes and the convertible notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security in any jurisdiction in which such offer or sale would be unlawful.

The Company expects to file a Form 8-K containing additional information.

Quiet Period

In view of the pending refinancing the Company will not hold a conference call to discuss this news release.

For more information, contact:
Timothy J. Donahue, Senior Vice President—Finance, (215) 698-5088
Edward Bisno, Edelman Financial, (212) 704-8212

News Release Crown Cork & Seal Company, Inc. Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ include, without limitation, that the Company’s cash flow and debt levels may vary depending upon actual performance, changes in cash requirements and other conditions, the Company’s ability to improve productivity, control costs, reduce working capital and improve pricing and margins, the adequacy of reserves for asbestos related liabilities and the impact of the Pennsylvania legislation (and litigation challenging that legislation) on those reserves, regarding asbestos-related liabilities for merger successors, the collectibility of receivables, pension plan funding levels, the outcome of the Company’s 2002 audit, including the prospect of a going concern qualification in the audit opinion and its consequences if the refinancing plan is not completed, and that the refinancing plan is subject to a number of conditions and approvals and the final terms may vary substantially as a result of market and other conditions. There can be no assurance that the refinancing plan will be completed as described or at all. Other important factors are discussed under the caption “Forward-Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2001 and in subsequent filings. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Cork & Seal is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

*    *    *    end    *    *    *

Consolidated Statements of Income follow this page.

News Release Crown Cork & Seal Company, Inc. Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Operations

(In millions, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001
Net sales	$1,544	$1,666	$6,792	$7,187

Cost of products sold	1,310	1,469	5,592	6,109
Depreciation	89	94	371	382
Amortization	1	30	4	117
Selling and administrative expense	84	75	317	310
Pension expense / (income)	3	(11)	27	(46)
Provision for restructuring	16	47	19	48
Provision for asbestos	30	51	30	51
Provision for asset impairments and loss / (gain) on sale of assets	220	210	247	213
Gain on early extinguishment of debt (1)			(28)
Interest expense	79	104	342	455
Interest income	(4)	(4)	(11)	(18)
Translation and foreign exchange adjustments	3	1	27	10

Loss before income taxes, minority interests and cumulative effect of a change in accounting	(287)	(400)	(145)	(444)
(Benefit) / provision for income taxes	(19)	8	30	18
Adjustment to tax valuation allowance		510		510
Minority interests, net of equity earnings	(4)		(16)	(4)

Net loss before cumulative effect of a change in accounting	(272)	(918)	(191)	(976)
Cumulative effect of change in accounting, net of tax (2)			(1,014)	4

Net loss	$(272)	$(918)	$(1,205)	$(972)

Loss per average common share:
Basic and diluted
—before cumulative effect of a change in accounting	$(1.71)	$(7.30)	$(1.33)	$(7.77)

Basic and diluted
—after cumulative effect of a change in accounting	$(1.71)	$(7.30)	$(8.38)	$(7.74)

Weighted average common shares outstanding:
Basic	159,370,896	125,678,676	143,807,452	125,648,083
Diluted	159,370,896	125,678,676	143,807,452	125,648,083
Actual common shares outstanding	159,430,075	125,702,056	159,430,075	125,702,056

(1)
The Company in the fourth quarter of 2002, effective January 1, 2002, adopted SFAS No. 145 (“FAS 145”). FAS 145 does not permit the reporting of gains or losses from the early extinguishment of debt as extraordinary unless they qualify under the criteria of APB30. Prior quarterly reporting will be restated for this change in reporting.

(2)
Represents the transition adjustments resulting from the adoption of FAS 142, “Goodwill and Other Intangible Assets,” on January 1, 2002 and FAS 133, “Accounting for Derivative Instruments,” as amended, on January 1, 2001.